EXHIBIT 99.1

AT SCHAWK, INC.: Timothy J. Cunningham Chief Financial Officer 847-827-9494 tim.cunningham@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK ANNOUNCES THIRD-QUARTER
AND FIRST NINE-MONTHS 2008 RESULTS

Des Plaines, IL, November 17, 2008—Schawk, Inc. (NYSE: SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, reported third-quarter and first nine-months 2008 results.

Net loss in the third quarter of 2008 was $6.7 million, or $0.25 per fully diluted share, as compared to net income of $6.8 million, or $0.25 per fully diluted share, in the third quarter of 2007 as restated.  During the third quarter of 2008 the Company incurred acquisition integration and restructuring expenses of $1.9 million and impairment charges on long-lived assets of $3.5 million.  The loss from continuing operations before income taxes was $1.0 million.  Despite this loss, the income tax provision for the third quarter was $5.3 million, which was principally a result of the need to provide tax reserves for uncertain tax positions related to the Company’s foreign operations.  Excluding the aforementioned items, third-quarter 2008 income from continuing operations was $2.2 million, or $0.08 per fully diluted share.  Please refer to the table at the end of this press release for a reconciliation of Non-GAAP measures.

Additionally, net loss for the 2008 third quarter included a loss from discontinued operations of $0.4 million, or $0.02 per fully diluted share, related to the Company’s decision to sell its large format printing operation in Toronto, Canada, as compared to break even results for the discontinued operations in the 2007 third quarter.

For the nine months ended September 30, 2008, the Company’s net loss was $1.6 million, or $0.06 per fully diluted share, as compared to a profit of $22.8 million, or $0.83 per fully diluted share, in the first nine months of 2007 as restated.  During the nine-month period of 2008, the Company incurred acquisition integration and restructuring expenses of $5.1 million and impairment charges on long-lived assets of $5.6 million, while during the same period of 2007 the Company benefited from a $1.1 million gain on the sale of assets.  Excluding the aforementioned items (inclusive of the effect of the tax charges), income from continuing operations for the first nine months of 2008 was $11.2 million, or $0.40 per fully diluted share, compared to $22.3 million, or $0.81 per fully diluted share, on the same basis for the first nine months of 2007.  Please refer to the table at the end of this press release for a reconciliation of Non-GAAP measures.

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Schawk Inc. Third-Quarter and First Nine-Months 2008 Results

Additionally, net loss for the 2008 first nine-month period included a loss from discontinued operations of $0.4 million related to the Company’s previously mentioned decision to sell its large format printing operation, as compared to the 2007 first nine-month period, which included a loss from discontinued operations of $0.2 million for the large format printing operation.

Restated Financial Information
As reported in its Form 10-K for the year ended December 31, 2007, the Company has restated its consolidated financial statements for the years ended 2005 and 2006 and 2007 interim periods.  Additionally, as reported in the Company’s Form 8-K filed with the Securities and Exchange Commission on June 26, 2008, the Company will reflect unaudited, restated consolidated balance sheet information as of December 31, 2007.  Accordingly, the financial results for the three- and nine-month periods ended September 30, 2007, and balance sheet data at December 31, 2007, in this release are as restated.

Consolidated Results for Three Months Ended September 30, 2008
Net sales in the third quarter of 2008 were $124.2 million compared to $129.3 million in the same period of the prior year, a reduction of $5.1 million, or 4.0 percent.  The quarter-over-quarter decline in sales was the result of a slowdown in the Company’s business as compared to the third quarter of 2007.  The slowdown was particularly evident in the Company’s domestic business, which represents more than two-thirds of its sales.  Also contributing to the quarter-over-quarter sales decline were lower sales in the North America and Europe reportable segment, which declined by $3.8 million, or 3.5 percent, and lower sales in the Other reportable segment of $1.4 million, or 6.7 percent.

Consumer products packaging accounts sales in the third quarter of 2008 were $81.6 million, or 65.7 percent of total sales, compared to $81.9 million in the same period of last year, representing a slight decline of 0.4 percent.  Advertising and retail accounts sales of $31.1 million in the third quarter of 2008, or 25.1 percent of total sales, declined 10.0 percent compared to the same period last year.  Entertainment accounts sales in the third quarter of 2008 of $9.2 million, or 7.4 percent of total sales, declined 17.5 percent as compared to the same period last year.  Results during the third quarter compared with the year-ago period mirror the slowdown in the U.S. economy, as a number of customers have delayed projects, resulting in lower revenue for the Company.  Additionally, lower consumer products packaging sales in the current quarter reflect this group’s continued struggles with higher raw material and transportation costs and private label competition.

Gross profit was $42.9 million, or 34.5 percent of sales, in the third quarter of 2008, a decline of $3.1 million from $46.0 million, or 35.6 percent of sales, in the third quarter of 2007.  The decrease in gross profit is largely attributable to the decrease in sales volume.

Operating income decreased $12.8 million to $0.6 million in the third quarter of 2008 from $13.4 million in the third quarter of 2007.  The third-quarter 2008 operating income percentage was 0.5 percent compared to 10.4 percent in the 2007 third quarter.  The decrease in operating income in the third quarter of 2008 compared to the third quarter of 2007 is the result of lower sales volume as discussed above, acquisition, integration and restructuring expenses of $1.9 million,

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Schawk Inc. Third-Quarter and First Nine-Months 2008 Results

impairment charges of $3.5 million on long-lived assets, and increased selling, general and administrative (SG&A) expenses of $4.3 million.  The increase in SG&A over the prior period is principally due to an increase in professional fees of $2.2 million attributable to audit fees and other costs related to the Company’s internal control remediation and related matters, consulting fees related to its rebranding initiative, and currency losses associated with foreign exchange transactions of $1.9 million.

The acquisition, integration and restructuring charge in the third quarter of 2008 arose from the Company’s implementation of previously announced plans to consolidate, reduce and re-align the Company’s work force and operations.  As a result of these actions, the Company incurred costs of $1.9 million for employee terminations, obligations for future lease payments, fixed asset impairments, and other associated costs.

The $3.5 million of long-lived asset impairment charges arose in the third quarter and is principally attributable to land and buildings which the Company currently leases to a third party and has decided to sell.  Based on a market value appraisal performed by an independent appraiser, the Company determined that the carrying value of the land and buildings could not be supported by the estimated market value of the facility.  The carrying value at September 30, 2008, was written down to its estimated fair value.

For the three-month period ended September 30, 2008, the Company recorded pre-tax unrealized foreign currency losses of $1.9 million as compared to a gain of $0.1 million for the same period in 2007.  These transactions were recorded by international subsidiaries primarily for unhedged currency exposure arising from intercompany debt obligations.

Interest expense in the third quarter of 2008 was $1.6 million compared to $2.3 million in the third quarter of 2007, a result of a decrease in average outstanding debt and a reduction in average interest rates.  Income tax expense for the third quarter of 2008 was $5.3 million, which was principally due to the need to provide tax reserves for uncertain tax positions related to the Company’s foreign operations, compared to $4.4 million in the third quarter of 2007.

Other Information
Depreciation and amortization expense was $5.1 million for both the third quarter of 2008 and the third quarter of 2007.

Capital expenditures in the third quarter of 2008 were $4.8 million compared to $3.1 million in the same period of 2007.

Consolidated Results for Nine Months Ended September 30, 2008
Year-to-date sales through September 30, 2008, were $381.1 million compared to $399.0 million in the same period of the prior year, a reduction of $17.9 million, or 4.5 percent.  Sales attributable to acquisitions since the prior year totaled $7.5 million.  Year-to-date sales declined $18.2 million, or 5.3 percent, in the North America and Europe segment.  Partially offsetting this sales decline was increased sales of $0.2 million in the Company’s Other reportable segment.

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Schawk Inc. Third-Quarter and First Nine-Months 2008 Results

Through September 30, 2008, consumer products packaging accounts sales were $246.7 million, representing 64.8 percent of total sales, compared to $248.9 million in the same period of last year, representing a decline of 0.9 percent.  Advertising and retail accounts sales of $101.3 million, or 26.6 percent of total sales, declined 8.3 percent compared to the same period last year.  Entertainment accounts sales of $28.3 million, representing 7.4 percent of total sales, declined 18.1 percent as compared to the same period last year.

Gross profit was 34.6 percent of sales in the first nine months of 2008, a decline from 35.6 percent in the same period of 2007.  The decrease in gross profit of $10.2 million from the prior-year period is largely attributable to the decrease in sales volume.

Operating income decreased to $12.6 million in the first nine months of 2008 from $44.4 million in the same period of 2007, while first nine-months 2008 operating income percentage was 3.3 percent compared to 11.1 percent in the 2007 first nine months.  The decrease in operating income in the first nine months of 2008 compared to the first nine months of 2007 is the result of lower sales volume and higher SG&A, which included a $5.9 million increase in professional and consulting fees resulting from audit fees and other costs related to Schawk’s restatement, internal control remediation and related matters, professional fees for due diligence related to a potential acquisition that was not consummated, and consulting fees related to the Company’s re-branding initiative, and $2.6 million in SG&A expenses due to acquisitions that occurred in 2007.  Operating income for the first nine months of 2008 also was impacted by the impairment of long-lived assets of $5.6 million, acquisition integration and restructuring expenses of $5.1 million, $1.1 million of income from the gain on the sale of assets in the 2007 period that was not repeated in the 2008 period, and currency losses associated with foreign exchange transactions of $1.4 million.

First nine-month’s 2008 interest expense was $5.1 million compared to $7.0 million in the first nine months of 2007 as a result of a decrease in average outstanding debt and a reduction in average interest rates.  Outstanding debt decreased $16.5 million at September 30, 2008, compared to outstanding debt at September 30, 2007.

Income tax expense for the first nine months of 2008 was at an effective rate of 116.0 percent compared to an effective tax rate of 38.7 percent in the same period of 2007.  The increase in 2008 compared to 2007 was driven principally by an increase in tax reserves for uncertain tax positions related to foreign operations of $3.0 million and UK valuation allowances of $1.6 million.

Other Information
Depreciation and amortization expense was $16.1 million for the first nine months of 2008 compared to $15.6 million in the prior-year period.

Capital expenditures in the first nine months of 2008 were $10.3 million compared to $10.9 million in the same period of 2007.

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Schawk Inc. Third-Quarter and First Nine-Months 2008 Results

As announced in February 2008, the Company’s board of directors authorized a share repurchase program to allow for the repurchase of up to two million shares of common stock.  During the 2008 third quarter, the Company bought a total of 636,300 shares for a cost of $9.8 million.

Management Comments
President and Chief Executive Officer David A. Schawk commented, “Consistent with very soft global sales of consumer goods in the third quarter, Schawk’s revenues were down approximately four percent for the quarter.  Our consumer products business remains unchanged even while there were significant numbers of postponements and delays of new projects and redesigns in the third quarter.  Our retail and entertainment sectors were harder hit, though, as our clients reacted to the slowdown in consumer demand. Importantly, while not reflected because of the overall slowdown, our market share remains strong.

“As we have discussed in past quarters, we have taken this time to make significant changes to our structure.  By capitalizing on our technology, expertise and global assets, we are reducing and permanently eliminating costs throughout our organization.  Although these actions are painful, we believe these changes will be beneficial for both the short- and long-term success of the Company.  While we anticipate most of the expected benefits will occur in 2009, we have begun to see some of the benefits of this plan in the third quarter.  The savings from these cost reductions helped contribute approximately two percentage points to our operating margin for the quarter.

“An area that Schawk has always paid significant attention is cash flow, and in the third quarter, we have again demonstrated strong cash flow from our operations.  As a result, our cash position remains robust and gave us the confidence to reinvest nearly $10 million in the Company by repurchasing shares throughout this quarter.

“The impact of the third-quarter non-cash $3.5 million asset impairment charge, $1.9 million restructuring charge, $1.9 million unrealized exchange loss and $2.2 million of expenses primarily related to our remediation activities adversely affected operating income performance by $9.5 million.  We continue to make progress in improving our internal control environment and expect to spend up to $2 million in the fourth quarter related to these activities.”

Mr. Schawk concluded, “Looking forward to 2009, we are confident that the steps we have taken to improve our efficiency will enable us to be more competitive, drive additional revenue and provide opportunities to enhance profitability.  While we are hopeful for overall market improvement, we have and will continue to adapt in order to maintain and improve our margins.”

Conference Call
Schawk invites you to join its third-quarter 2008 earnings conference call tomorrow, Tuesday, November 18 at 9:00 a.m. Central time.  To participate in the conference call, please dial 866-383-8008 or 617-597-5341 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=2002478.  If you are unavailable to participate on the live call, a replay will be available through November

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Schawk Inc. Third-Quarter and First Nine-Months 2008 Results

28 at 11:59 p.m. Central time.  To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 34774129, and follow the prompts.  The replay will also be available on the Internet for 30 days at the following address:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=2002478

About Schawk, Inc.
Schawk, Inc, is the leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity.  With a global footprint of more than 60 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints.  Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com

Non-GAAP Financial Measures
There are non-GAAP measures attached to this press release entitled “Reconciliation of non-GAAP measures to GAAP”.  Management believes that the discussion of these measures provides investors with additional insight into the ongoing operations of the Company.  Non-GAAP measures are reconciled to the closest GAAP measures on schedules attached to this press release. The non-GAAP measures should not be viewed as alternatives to GAAP.  Furthermore, these measures may not be consistent with similar measures provided by other companies.

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended and are subject to the safe harbor created thereby.  These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty.  Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, unanticipated difficulties associated with additional accounting issues, if any, which may cause our investors to lose confidence in our reported financial information and may have a negative impact on the trading price of our stock; our ability to remedy known internal control deficiencies and weaknesses and the discovery of future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating  acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and specifically market conditions for the consumer products industry; the level of demand for Schawk's services; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and  exploit technological advances in the imaging industry; our ability to implement restructuring plans; the stability of political conditions in Asia and other foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com

Financial Tables Follow

Schawk Inc. Third-Quarter and First Nine-Months 2008 Results

Schawk, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Restated)		(Restated)

Net sales	$124,167	$129,316	$381,052	$398,990
Cost of sales	81,300	83,311	249,275	256,976
Gross profit	42,867	46,005	131,777	142,014

Selling, general and administrative expenses	36,869	32,600	108,441	97,656
Acquisition integration and restructuring expenses	1,942	—	5,116	—
Impairment of long-lived assets	3,451	—	5,635	—
Operating income	605	13,405	12,585	44,358

Other income (expense):
Interest income	63	85	201	175
Interest expense	(1,625)	(2,278)	(5,099)	(7,046)
	(1,562)	(2,193)	(4,898)	(6,871)

Income (loss) from continuing operations before income taxes	(957)	11,212	7,687	37,487
Income tax provision	5,280	4,381	8,915	14,512
Income (loss) from continuing operations	(6,237)	6,831	(1,228)	22,975

Income (loss) from discontinued operations, net of tax	(439)	15	(412)	(175)
Net income (loss)	$(6,676)	$6,846	$(1,640)	$22,800

Earnings per share:
Basic:
Income (loss) from continuing operations	$(0.23)	$0.25	$(0.05)	$0.86
Income (loss) from discontinued operations	$(0.02)	—	$(0.01)	$(0.01)
Net income (loss) per common share	$(0.25)	$0.25	$(0.06)	$0.85

Diluted:
Income (loss) from continuing operations	$(0.23)	$0.25	$(0.05)	$0.83
Income (loss) from discontinued operations	$(0.02)	—	$(0.01)	—
Net income (loss) per common share	$(0.25)	$0.25	$(0.06)	$0.83

Weighted average number of common and common equivalent shares outstanding:
Basic	27,027	26,891	27,071	26,764
Diluted	27,027	27,797	27,071	27,625

Dividends per common share	$0.0325	$0.0325	$0.0975	$0.0975

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Schawk Inc. Third-Quarter and First Nine-Months 2008 Results

Schawk, Inc.
Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except Share Amounts)

	September 30, 2008	December 31, 2007
		(Restated)
Assets
Current assets:
Cash and cash equivalents	$18,095	$11,754
Trade accounts receivable, less allowance for doubtful accounts of $1,846 at September 30, 2008 and $2,026 at December 31, 2007	93,309	111,685
Inventories	25,142	21,563
Prepaid expenses & other current assets	11,774	13,500
Current assets of discontinued operations	1,790	1,893
Income tax receivable	11,852	—
Assets held for sale	2,085	—
Deferred income taxes	4,720	4,755
Total current assets	168,767	165,150

Property and equipment, less accumulated depreciation of $97,956 at September 30, 2008 and $87,584 at December 31, 2007	64,115	76,237
Goodwill	231,054	246,368
Intangible assets, net	38,234	41,528
Other assets	5,308	4,831
Long term assets of discontinued operations	606	873
Total assets	$508,084	$534,987

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$18,999	$26,040
Accrued expenses	54,183	52,296
Income taxes payable	—	4,754
Current portion of long-term debt and capital lease obligations	3,572	4,433
Current liabilities of discontinued operations	1,069	392
Total current liabilities	77,823	87,915

Long-term debt	110,190	105,942
Other liabilities	19,553	24,547
Deferred income taxes	18,304	15,814

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 29,380,225 and 29,213,166 shares issued at September 30, 2008 and December 31, 2007, respectively; 26,545,584 and 27,013,482 shares outstanding at September 30, 2008 and December 31, 2007, respectively	217	216
Additional paid-in capital	186,124	184,110
Retained earnings	127,199	131,457
Accumulated comprehensive income	7,677	14,162
	321,217	329,945
Treasury stock, at cost, 2,834,641 and 2,199,684 shares of common stock at September 30, 2008 and December 31, 2007, respectively	(39,003)	(29,176)
Total stockholders’ equity	282,214	300,769
Total liabilities and stockholders’ equity	$508,084	$534,987

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Schawk Inc. Third-Quarter and First Nine-Months 2008 Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(In thousands, except share amounts)

	Three Months Ended	Three Months Ended
	September 30, 2008	September 30, 2007
Operating income per GAAP	$605	$13,405
Plus: Acquisition integration and restructuring expenses	1,942	—
Plus: Impairment of long-lived assets	3,451	—
Adjusted operating income (Non-GAAP)	$5,998	$13,405

Income (loss) from continuing operations before income taxes per GAAP	$(957)	$11,212
Plus: Acquisition integration and restructuring expenses	1,942	—
Plus: Impairment of long-lived assets	3,451	—
Adjusted income from continuing operations before income taxes (Non-GAAP)	4,436	11,212
Adjusted income tax provision (Non-GAAP)	2,217	4,381
Adjusted income from continuing operations (Non-GAAP)	$2,219	$6,831

Weighted average number of common and common stock equivalent shares outstanding (GAAP)	27,486	27,797

Earnings (loss) per share from continuing operations fully diluted per GAAP	$(0.23)	$0.25
Plus: Acquisition integration and restructuring expenses	0.05	—
Plus: Impairment of long-lived assets	0.08	—
Plus: Uncertain tax positions and other discreet tax adjustments	0.18	—
Adjusted earnings per share from continuing operations fully diluted (Non-GAAP)	$0.08	$0.25

Income tax provision per GAAP	$5,280	$4,381
Plus: Tax effect of Acquisition integration and restructuring expenses	673	—
Plus: Tax effect of Impairment of long-lived assets	1,196	—
Less: Uncertain tax positions and other discreet tax adjustments	(4,932)	—
Adjusted income tax provision (Non-GAAP)	$2,217	$4,381

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Schawk Inc. Third-Quarter and First Nine-Months 2008 Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(In thousands, except share amounts)

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2008	September 30, 2007

Operating income per GAAP	$12,585	$44,358
Plus: Acquisition integration and restructuring expenses	5,116	—
Plus: Impairment of long-lived assets	5,635	—
Less: Gain on sale of Orlando facility	—	(1,110)
Adjusted operating income (Non-GAAP)	$23,336	$43,248
Income (loss) from continuing operations before income taxes per GAAP	$7,687	$37,487
Plus: Acquisition integration and restructuring expenses	5,116	—
Plus: Impairment of long-lived assets	5,635	—
Less: Gain on sale of Orlando facility	—	(1,110)
Adjusted income from continuing operations before income taxes (Non-GAAP)	18,438	36,377
Adjusted income tax provision (Non-GAAP)	7,279	14,082
Adjusted income from continuing operations (Non-GAAP)	$11,159	$22,295

Weighted average number of common and common stock equivalent shares outstanding (GAAP)	27,585	27,625

Earnings (loss) per share from continuing operations fully diluted per GAAP	$(0.05)	$0.83
Plus: Acquisition integration and restructuring expenses	0.12	—
Plus: Impairment of long-lived assets	0.13	—
Plus: UK net operating loss tax adjustment	0.05	—
Less: UK tax reserve release adjustment	(0.05)	—
Plus: Uncertain tax positions and other discreet tax adjustments	0.20	—
Less: Gain on sale of Orlando facility	—	(0.02)
Adjusted earnings per share from continuing operations fully diluted (Non-GAAP)	$0.40	$0.81

Income tax provision per GAAP	$8,915	$14,512
Plus: Tax effect of Acquisition integration and restructuring expenses	1,773	—
Plus: Tax effect of Impairment of long-lived assets	1,953	—
Less: UK net operating loss tax adjustment	(1,471)	—
Plus: UK tax reserve release adjustment	1,390	—
Less: Uncertain tax positions and other discreet tax adjustments	(5,281)	—
Less: Tax effect of Gain on sale of Orlando facility	—	(430)
Adjusted income tax provision (Non-GAAP)	$7,279	$14,082

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